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                           Josefina C. de la Cruz, CPA
                           A Professional Corporation
                             2700 North Main Street
                                    Suite 900
                               Santa Ana, CA 92705





To Whom It May Concern:                                          April 11, 2001


The firm of Josefina C. de la Cruz, Certified Public Accountant consents to the inclusion of his report of February 17, 2001, on the Financial Statements of Creative Technologies Holding Inc., as at December 31, 2000, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Josefina C. de la Cruz

Josefina C. de la Cruz
Certified Public Accountant